Exhibit 99.1

SEALY CORPORATION

Press Release – 2Q Fiscal 2010 Results

June 29, 2010

 News Release

Sealy Corporation Reports Fiscal Second Quarter 2010 Results

—Net Sales Increase 6%—

—Gross Profit Increases $6 million—

—Net Income of $1 million, $7 million excluding debt redemption charges and PIK interest—

—Adjusted EBITDA of $39 million—

—Debt Repayment of $35 million—

TRINITY, N.C., June 29, 2010 — Sealy Corporation (NYSE: ZZ), the bedding industry’s largest global manufacturer, today announced results for its second quarter of fiscal year 2010.

Net sales for the second fiscal quarter were $316.5 million, an increase of 6.1% compared to the same prior year period, the third consecutive quarter of year-over-year sales growth.

Gross profit for the second fiscal quarter increased by $6.3 million to $128.2 million from the prior year quarter.  Gross margin declined by 35 basis points to 40.5% from the prior year quarter, driven by changes in product mix and investments associated with new product introductions.

Income from operations for the second fiscal quarter, which included an incremental charge of $3.9 million relating to non-cash compensation, was $24.7 million, compared to $28.9 million in the same prior year period.

Net Income in the second quarter of 2010 was $0.8 million, compared to a loss of $5.4 million in the comparable prior year quarter.  Earnings per share (EPS) in the second quarter of 2010 were $0.01 per diluted share, or $0.02, excluding a $0.01 charge related to the redemption of $35 million of the Company’s senior secured notes and the payment of PIK interest.  The diluted share count for 2010 second quarter EPS was 106.8 million shares.  For further information on the calculation of diluted shares, please see the attached schedule.

Adjusted EBITDA for the second fiscal quarter decreased 6.6% to $38.9 million from $41.6 million. Adjusted EBITDA margin decreased to 12.3%, compared to 13.9% in the prior year period.  These results reflect the previously anticipated impact of promotional and new product launch costs.

“We are pleased with our second quarter 2010 results and the strategic actions completed throughout the quarter.  We delivered our third consecutive quarter of year-over-year sales growth, driven by both domestic unit and Average Unit Selling Price (AUSP) growth.  Our Stearns & Foster line continues to perform extremely well and take market share in the premium bedding category.  Our focus on developing and bringing new and innovative products to market continued, as we began rolling out the Sealy Promotional line and prepare to roll out the Embody specialty bedding line over the remainder of the year.  We expect these new products to drive future market share gains in both innerspring and the fast growing specialty sector, while better positioning us to take advantage of resurgent luxury price points with both Stearns & Foster and Embody.  The company also continues to focus on further deleveraging our balance sheet, as demonstrated by the March 2010 redemption of $35 million of our 10 7/8% senior notes,” stated Larry Rogers, Sealy’s President and Chief Executive Officer.

Fiscal 2010 Second Quarter Results

Total U.S. net sales increased 3.0% to $229.1 million from the second quarter of fiscal 2009.  The continued success of the new Stearns & Foster line and a more stable retail environment drove the positive performance. Wholesale unit volume increased 2.2%, while wholesale average unit selling price increased 0.7% on a year-over-year basis.

International net sales increased $11.4 million, or 15.0%, from the second quarter of 2009 to $87.4 million. Excluding the effects of currency fluctuation, international net sales increased 5.9% from the second quarter of 2009. This increase was primarily due to increased sales in the Canadian market stemming from the success of our new Stearns & Foster line, better execution of promotions and an improvement in retail demand. Canadian unit volume for the quarter increased 17.8% from the comparable prior year quarter.

Gross profit increased 5.2% to $128.2 million compared to $121.9 million in the second quarter of fiscal 2009.  Gross profit margin was 40.5%, a decrease of 35 basis points compared to the prior year second quarter.  U.S. gross profit margin decreased 176 basis points to 41.6%.  The decrease in percentage of net sales was driven primarily by changes in product mix and investments made to introduce new products. Partially offsetting these decreases were improvements in operations efficiencies as well as higher absorption of fixed costs as a result of higher unit volumes.

Selling, general, and administrative (SG&A) expenses were $107.2 million for the second quarter of fiscal 2010, an increase of $11.6 million versus the comparable period a year earlier primarily due to a $5.1 million increase in volume driven variable expenses. Fixed operating costs, exclusive of non-cash compensation expense, increased $1.7 million from the prior year period primarily due to increases in expected defined contribution plan payments and cash compensation costs. Non-cash compensation expense increased by $3.9 million compared to the second quarter of fiscal 2009 due primarily to the recognition of expense related to the restricted share units that were granted in the third quarter of fiscal 2009.

Fiscal 2010 Six Month Results

Net sales for the six months ended May 31, 2010 increased 7.8% to $656.2 million from $608.4 million for the comparable period a year earlier. Gross profit was $268.4 million, or 40.9% of net sales, versus $239.6 million, or 39.4% of net sales, for the comparable period a year earlier.  Net income was $6.6 million, versus a loss of $1.0 million in the prior year period.  Adjusted EBITDA increased 14.3% to $88.1 million, or 13.4% of net sales, from $77.1 million, or 12.7% of net sales, compared to the same period in the prior year.

As of May 31, 2010, the Company’s debt net of cash was $729.0 million.  This represents a decrease of $31.9 million compared to $760.9 million as of May 31, 2009, at the conclusion of our 2009 refinancing. The Net Debt to Adjusted EBITDA ratio excluding the 8.0% Payment In Kind Convertible Notes was 3.07x as of May 31, 2010, as compared to 4.03x as of May 31, 2009.

“We continue to see stabilization in the macro-economic and consumer credit environments, leading to improved stability in retail demand.  Coupled with our new and innovative product portfolio, and our on-going cost control efforts, we remain confident in our ability to achieve our previous stated goal of generating a 10% increase in adjusted EBITDA for 2010 as part of our commitment to deliver increasing value for our shareholders.” added Mr. Rogers.

Adjusted EBITDA

Within the information above, Sealy provides information regarding Adjusted EBITDA and Adjusted EBITDA Margin which are not recognized terms under GAAP (Generally Accepted Accounting Principles) and do not purport to be alternatives to operating income or net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. We present Adjusted EBITDA, because the covenants contained in our senior debt agreements are based upon these measures and Adjusted EBITDA is a material component of those covenants. Additionally, management uses Adjusted EBITDA to evaluate the Company’s operating performance.  We also present Adjusted EBITDA margin, which is Adjusted EBTIDA reflected as a percentage of net sales because we believe that this measure provides useful incremental information to investors regarding our operating performance.  Additionally, these measures are not intended to be measures of available cash flow for management’s discretionary use, as these measures do not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Because not all companies use identical calculations, this presentation may not be comparable to other similarly titled measures of other companies.  A reconciliation of Adjusted EBITDA and Adjusted EBITDA Margin to the Company’s net income is provided in the attached schedule.

Conference Call

The Company will hold a conference call today to discuss its fiscal second quarter 2010 results at 5:00 p.m. (Eastern Standard Time).  The conference call can be accessed live over the phone by dialing 1-877-941-2068, or for international callers, 1-480-629-9712. A replay will be available one hour after the call and can be accessed by dialing 1-800-406-7325, or for international callers, 1-303-590-3030. The passcode for the live call and the replay is 4317413. The replay will be available until July 6, 2010.

Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the Investors section of the Company’s website at www.sealy.com. The on-line replay will be available for a limited time beginning immediately following the call in the Investors section of the Company’s website at www.sealy.com.

About Sealy

Sealy is the bedding industry’s largest global manufacturer with sales of $1.3 billion in fiscal 2009. The Company manufactures and markets a broad range of mattresses and foundations under the Sealy(R), Sealy Posturepedic(R), Sealy Embody(TM), Stearns & Foster(R), and Bassett(R) brands. Sealy operates 25 plants in North America, and has the largest market share and highest consumer awareness of any bedding brand on the continent. In the United States, Sealy sells its products to approximately 3,000 customers with more than 7,000 retail outlets. Sealy is also a leading supplier to the hospitality industry. For more information, please visit www.sealy.com.

This document contains forward-looking statements within the meaning of the safe harbor provisions of the Securities Litigation Reform Act of 1995. Terms such as “expect,” “believe,” “continue,” and “grow,” as well as similar comments, are forward-looking in nature. Although the Company believes its growth plans are based upon reasonable assumptions, it can give no assurances that such expectations can be attained. Factors that could cause actual results to differ materially from the Company’s expectations include: general business and economic conditions, competitive factors, raw materials purchasing, and fluctuations in demand. Please refer to the Company’s Securities and Exchange Commission filings for further information.

CONTACT: Mark D. Boehmer, VP & Treasurer, Sealy Corporation, +1-336-862-8705

SOURCE: SEALY CORPORATION

SEALY CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEET

(In thousands)

(Unaudited)

	May 30,	November 29,	May 31,
	2010	2009	2009

ASSETS

Current assets:
Cash and equivalents	$79,557	$131,427	$92,498
Accounts receivable, net of allowances for bad debts, cash discounts and returns	164,769	156,850	171,219
Inventories	67,276	56,810	57,857
Prepaid expenses and other current assets	22,069	21,080	21,658
Deferred income tax assets	14,669	20,222	16,928
Total current assets	348,340	386,389	360,160
Property, plant and equipment - at cost	432,869	446,989	455,345
Less accumulated depreciation	(238,748)	(239,508)	(242,414)
	194,121	207,481	212,931
Other assets:
Goodwill	360,893	360,583	360,864
Intangible assets, net of accumulated amortization	1,528	1,937	3,603
Deferred income tax assets	9,425	6,874	5,146
Debt issuance costs, net, and other assets	51,094	52,206	50,084
	422,940	421,600	419,697
Total assets	$965,401	$1,015,470	$992,788

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current liabilities:
Current portion - long-term obligations	$10,400	$13,693	$16,737
Accounts payable	88,371	88,971	101,405
Accrued incentives and advertising	27,808	31,804	24,969
Accrued compensation	22,801	43,105	27,703
Accrued interest	14,659	15,230	11,192
Other accrued liabilities	31,785	36,436	40,877
Total current liabilities	195,824	229,239	222,883
Long-term obligations, net of current portion	798,122	833,766	836,646
Rights liability for convertible notes	—	—	95,985
Other liabilities	58,754	59,625	69,182
Deferred income tax liabilities	871	832	1,798

Stockholders’ deficit:
Common stock	950	947	920
Additional paid-in capital	900,932	885,064	774,917
Accumulated deficit	(986,387)	(992,950)	(1,007,189)
Accumulated other comprehensive income	(3,665)	(1,053)	(2,354)
Total shareholders’ deficit	(88,170)	(107,992)	(233,706)
Total liabilties and shareholders’ deficit	$965,401	$1,015,470	$992,788

SEALY CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended
	May 30,	May 31,
	2010	2009

Net sales	$316,528	$298,455
Cost of goods sold	188,290	176,509

Gross profit	128,238	121,946

Selling, general and administrative expenses	107,182	95,581
Amortization expense	115	778
Restructuring expenses and asset impairment	—	1,335
Royalty income, net of royalty expense	(3,785)	(4,600)

Income from operations	24,726	28,852

Interest expense	21,765	16,876
Loss on rights for convertible notes	—	2,729
Refinancing and extinguishment of debt and interest rate derivatives	3,759	17,422
Other income, net	(50)	(13)

Loss before income taxes	(748)	(8,162)
Income tax benefit	(550)	(2,773)
Equity in earnings of unconsolidated affiliates	1,047	—
Net income (loss)	$849	$(5,389)

Earnings (loss) per common share—Basic	$0.01	$(0.06)

Earnings (loss) per common share—Diluted	$0.01	$(0.06)

Weighted average number of common shares outstanding:
Basic	94,604	91,807
Diluted	106,842	93,555

SEALY CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Six Months Ended
	May 30,	May 31,
	2010	2009

Net sales	$656,155	$608,431
Cost of goods sold	387,797	368,845

Gross profit	268,358	239,586

Selling, general and administrative expenses	216,138	192,277
Amortization expense	454	1,593
Restructuring expenses and asset impairment	—	1,448
Royalty income, net of royalty expense	(7,808)	(7,970)

Income from operations	59,574	52,238

Interest expense	44,106	34,424
Loss on rights for convertible notes	—	2,729
Refinancing and extinguishment of debt and interest rate derivatives	3,759	17,422
Gain on sale of subsidiary stock	—	(1,292)
Other income, net	(104)	(46)

Income (loss) before income taxes	11,813	(999)
Income tax provision	7,240	46
Equity in earnings of unconsolidated affiliates	1,990	—
Net income (loss)	$6,563	$(1,045)

Earnings (loss) per common share—Basic	$0.07	$(0.01)

Earnings (loss) per common share—Diluted	$0.05	$(0.01)

Weighted average number of common shares outstanding:
Basic	94,563	91,044
Diluted	286,092	94,066

SEALY CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(Unaudited)

	Six Months Ended
	May 30,	May 31,
	2010	2009
Operating activities:
Net income (loss)	$6,563	$(1,045)
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	14,736	16,553
Deferred income taxes	3,891	(5,786)
Impairment charges	—	1,326
Amortization of deferred gain on sale-leaseback	(327)	(324)
Paid in kind interest on convertible notes	6,980	—
Amortization of discount on new senior secured notes	1,030	—
Amortization of debt issuance costs and other	2,889	579
Loss on rights for convertible notes	—	2,729
Share-based compensation	9,215	2,229
Excess tax benefits from share-based payment arrangements	—	—
Loss on sale of assets	262	451
Write-off of debt issuance costs related to debt extinguishments	2,709	2,113
Loss on termination of interest rate swaps	1,050	15,232
Payment to terminate interest rate swaps	—	(15,232)
Gain on sale of subsidiary stock	—	(1,292)
Other, net	157	(661)
Changes in operating assets and liabilities:
Accounts receivable	(12,007)	(9,747)
Inventories	(13,123)	6,125
Prepaid expenses and other current assets	1,188	14,136
Other assets	(282)	1,262
Accounts payable	3,311	1,303
Accrued expenses	(33,472)	(15,757)
Other liabilities	800	1,126
Net cash (used in) provided by operating activities	(4,430)	15,320
Investing activities:
Purchase of property, plant and equipment	(6,678)	(4,592)
Proceeds from sale of property, plant and equipment	67	10,149
Net proceeds from sale of subsidiary stock	—	1,237
Investments in and loans to unconsolidated affiliate	—	(2,322)
Net cash (used in) provided by investing activities	(6,611)	4,472
Financing activities:
Proceeds from issuance of long-term obligations	1,806	2,830
Repayments of long-term obligations	(5,107)	(8,995)
Repayment of old senior term loans	—	(377,181)
Proceeds from issuance of new senior secured notes	—	335,916
Proceeds from issuance of related party notes	—	177,132
Repayment of senior secured notes, including premium of $1,050	(36,050)	—
Borrowings under revolving credit facilities	—	140,616
Repayments under revolving credit facilities	—	(205,016)
Exercise of employee stock options, including related excess tax benefits	145	(295)
Debt issuance costs	2	(20,553)
Other	(77)	—
Net cash (used in) provided by financing activities	(39,281)	44,454
Effect of exchange rate changes on cash	(1,548)	1,656
Change in cash and equivalents	(51,870)	65,902
Cash and equivalents:
Beginning of period	131,427	26,596
End of period	$79,557	$92,498

RECONCILIATION OF EBITDA TO NET INCOME

NON GAAP MEASURES

	Three Months Ended:				Six Months Ended:
	May 30,		May 31,		May 30,		May 31,
	2010		2009		2010		2009
	(in thousands)	(percentage of net sales)	(in thousands)	(percentage of net sales)	(in thousands)	(percentage of net sales)	(in thousands)	(percentage of net sales)

Net income (loss)	$849	0.3%	$(5,389)	-1.8%	$6,563	1.0%	$(1,045)	-0.2%
Interest expense	21,765	6.9%	16,876	5.7%	44,106	6.7%	34,424	5.7%
Income taxes	(550)	-0.2%	(2,773)	-0.9%	7,240	1.1%	46	0.0%
Depreciation and amortization	7,187	2.3%	8,324	2.8%	14,736	2.2%	16,553	2.7%

EBITDA	29,251	9.2%	17,038	5.7%	72,645	11.1%	49,978	8.2%
Adjustments for debt covenants:
Refinancing charges	3,759	1.2%	17,422	5.8%	3,759	0.6%	17,442	2.9%
Non-cash compensation	5,098	1.6%	1,212	0.4%	9,214	1.4%	2,223	0.4%
Impairment charges	0	0.0%	1,334	0.4%	0	0.0%	1,334	0.2%
KKR consulting fees	524	0.2%	890	0.3%	1,020	0.2%	1,610	0.3%
Severance charges	137	0.0%	669	0.2%	1,252	0.2%	1,942	0.3%
Loss on rights for Convertible Notes	0	0.0%	2,729	0.9%	0	0.0%	2,729	0.4%
Gain on sale of subsidiary	0	0.0%	0	0.0%	0	0.0%	(1,292)	-0.2%
Other (various) (a)	88	0.0%	319	0.1%	255	0.0%	1,148	0.2%

Adjusted EBITDA	$38,857	12.3%	$41,613	13.9%	$88,145	13.4%	$77,114	12.7%

(a)  Consists of various immaterial adjustments

Reconciliation of Adjusted Diluted Earnings per Share

Three Months Ended May 30, 2010

(in thousands)

Numerator for diluted earnings per share:

Net income, as reported	$849
Debt redemption charges, net of tax	1,603
Net income, as adjusted	$2,452
Net income attributable to participating securities, as adjusted	(8)
Interest on convertible notes	4,075
Net income available to common shareholders, as adjusted	$6,519

Denominator for diluted earnings per share:

Adjusted weighted average shares and assumed conversions, as reported	106,842
Convertible debt	181,777
Adjusted weighted average shares and assumed conversions, as adjusted	288,619

Diluted earnings per share, as reported	$0.01
Diluted earnings per share, as adjusted	$0.02

Share Count Information

	Three Months Ended		Six Months Ended
	May 30, 2010	May 31, 2009	May 30, 2010	May 31, 2009
	(in thousands)		(in thousands)
Numerator:
Net income, as reported	$849	$(5,389)	$6,563	$(1,045)
Net income attributable to participating securities	(3)	17	(20)	3
Interest on convertible notes	—	—	7,610	—
Net income available to common shareholders	$846	$(5,372)	$14,153	$(1,042)

Denominator:
Denominator for basic earnings per share—weighted average shares	94,604	91,819	94,563	91,813
Effect of dilutive securities:
Convertible debt (1)	—	—	180,000	—
Stock options	1,233	—	1,217	—
Restricted share units	10,660	—	9,977	—
Other	345	—	335	—
Denominator for diluted earnings per share—adjusted weighted average shares and assumed conversions	106,842	91,819	286,092	91,813

(1) For the three months ended May 30, 2010, the outstanding Convertible Notes were excluded from the computation of diluted earnings per share since their inclusion would be antidilutive.  The Convertible Notes not included in the computation of diluted earnings per share for the three months ended May 30, 2010 convert into a weighted average 181,777 shares (in thousands).  Interest expense recognized during the three months ended May 30, 2010 related to these Convertible Notes was $4.1 million.

Interest Expense

Q2 2010

	Three Months Ended		Six Months Ended
	May 30, 2010	May 31, 2009	May 30, 2010	May 31, 2009
	(in thousands)		(in thousands)
Cash interest expense	$16,109	$16,214	$33,168	$33,180
Non-cash interest expense	5,656	661	10,938	1,244
Total interest expense	$21,765	$16,876	$44,106	$34,424